Exhibit (g)(ii)

FMI FUNDS, INC.
SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 16th day of December, 2011, to the Custody Agreement dated as of September 21, 2010, as amended December 31, 2010 (the "Agreement"), is entered into by and between FMI Funds, Inc., a Maryland corporation (the "Company") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Company and the Custodian desire to amend the fees of the Agreement;

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.                       U.S. BANK, N.A.

By:             /s/ John S. Brandser                 By:             /s/ Michael R. McVoy

Name:        John S. Brandser                       Name:       Michael R. McVoy

Title:          Vice President                            Title:         Vice President

Amended Exhibit D to the
FMI Funds, Inc.
Custody Agreement

DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE FMI Funds--Effective 01/01/12

Annual fee based upon market value of Fund Complex:
◆[  ]% ([  ] basis points) on first $[  ]  Billion
◆[  ] %  ([  ] basis points) on balance
Minimum annual fee $[  ] per Fund.
Plus portfolio transaction fees.

◆CCO Support    $[  ] per year

The Following Funds are covered under this Fee Schedule:
◆FMI Focus Fund
◆FMI Common Stock Fund
◆FMI Large Cap Fund
◆FMI Provident Trust Strategy Fund
◆FMI International Fund

Portfolio Transaction Fees

Portfolio Transaction Fees
$  [  ] /U.S. Bank repurchase agreement transaction
$  [  ] /book entry DTC transaction/Federal Reserve transaction/principal paydown
$  [  ] /short sale
$  [  ] /option/future contract written, exercised or expired
$  [  ] /mutual fund trade/Fed wire/margin variation Fed wire
$  [  ] / per portfolio transaction processes through our New York custodian definitive security (physical)
$  [  ] /disbursement (waived if U.S. Bancorp is Administrator)
$  [  ] /segregated account per year

■A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
■No charge for the initial conversion free receipt.
■Overdrafts – charged to the account at prime interest rate plus [  ].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Fees are billed monthly.